SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                                GSE SYSTEM, INC.
             -----------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   36227K706
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 32627K706                  13G                    Page 2_ of 5_ Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CRAMER ROSENTHAL MCGLYNN, INC.
       IRS ID# 133156718

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   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [ X]


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   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       INCORPORATED IN THE STATE OF NY


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             160,900
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       160,900

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       160,900

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.176%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                             Page 3_ of 5_ Pages





Item 1.     (a)   Name of Issuer:

                  GSE SYSTEMS, INC.
            (b)   Address of Issuer's Principal Executive Offices:
                  8930 STANFORD BOULEVARD
                  COLUMBIA, MD 21045
Item 2.     (a)   Name of Person Filing:

                  CRAMER ROSENTHAL MCGLYNN, INC.
            (b)   Address of Principal Business Office:
                  707 WESTCHESTER AVENUE
                  WHITE PLAINS, NY 10604
            (c)   Citizenship:

                  INCORPORATED IN THE STATE OF NY
            (d)   Title of Class of Securities:

                  COMMON STOCK
            (e)   CUSIP Number:
                  36227K706

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company  as defined  in section  3(a)(19) of
                        the Act

            (d)   [X]   Investment Company registered under  section 8 of  the
                        Investment Company Act

            (e)   [ ]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security Act of  1974 or Endowment  Fund; see  Section
                        240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G)

            (h)   ( )   Group,   in   accordance    with   Section    240.13d-
                        1(b)(1)(ii)(H)

                                                             Page _4 of 5_ Pages



Item 4.     Ownership.

            160,900

Item 5.     Ownership of Five Percent or Less of a Class.
            ONLY ONE CLASS OF STOCK 3.176%


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            NOT APPLICABLE
Item 8.     Identification and Classification of Members of the Group.

            NOT APPLICABLE
Item 9.     Notice of Dissolution of Group.

            NOT APPLICABLE
Item 10.    Certification.

            By signing below we certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature.

                                  MICHAEL MARRONE
                                  VP - DIRECTOR OF OPERATIONS
                                  CRAMER ROSENTHAL MCGLYNN, INC.
            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:03/27/97

By:  MICHAEL MARRONE
     VP - DIRECTOR OF OPERATIONS
     CRAMER ROSENTHAL MCGLYNN, INC.
   -------------------------------